Exhibit 3.28

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

MAXIMA TECHNOLOGIES & SYSTEMS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Maxima Technologies & Systems, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 20th day of July, 2005 by Maxima Holding Company, Inc., a Delaware corporation (the “Member”).

W I T N E S S E T H:

WHEREAS, the Member desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, Del. Code, tit. 6, Sections 18-101, et seq., as amended from time to time (the “Act”); and

WHEREAS, the Company is being converted (the “Conversion”) from the Delaware corporation, Maxima Technologies & Systems, Inc. (the “Corporation”), into a limited liability company pursuant to §266 of the Delaware General Corporation Law (the “Delaware Law”);

WHEREAS, the Company acknowledges that it will succeed to all of the obligations and liabilities of the Corporation pursuant to §266 of the Delaware Law;

WHEREAS, the Member shall cause the Certificate of Conversion to be filed with the Delaware Secretary of State in accordance with the terms of the Delaware Law;

WHEREAS, the Member hereby constitutes itself a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Formation. The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Del. Code, tit. 6, Section 18-101, et seq., as amended from time to time (the “Act”).

2. Name. The name of the limited liability company formed hereby is “Maxima Technologies & Systems, LLC”.

3. Purpose. The Company is formed for the purpose of taking such actions not prohibited to be taken by a limited liability company under the laws of the State of Delaware that are approved by the Member.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

6. Member. The name and the business, residence or mailing address of the Member is as follows:

Maxima Holding Company, Inc.

1811 Rohrerstown Road

Lancaster, PA 17601

7. Officers.

a. Designation. The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to designated officers. Unless the Member otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that officer, subject to any specific delegation of authority and duties made to such officer by the Member. Each officer shall hold office until his successor shall be duly designated or earlier death, resignation or removal in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

b. Resignation and Removal. Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed, either with or without cause, by the Member whenever in his judgment the best interests of the Company shall be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Member.

8. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by limited liability company members under the laws of the State of Delaware. The officers of the Company, individually, are each hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation and certificate of conversion of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon termination, the Member shall take all necessary actions to immediately dissolve the Company.

10. Capital Contributions; Membership Units.

a. Capital Contribution. The Member shall not be required to make any capital contribution to the Company.

b. Membership Units. Each Member shall receive the interests in the Company expressed as a number of units held by the Members set forth opposite such Member’s name on Schedule I attached hereto (the “Membership Units”), the number of Membership Units being received by each Member at the Effective Time being equivalent to such Member’s percentage ownership in the Corporation immediately prior to the effective time of the Conversion.

c. Certificates for Membership Units. Each certificate representing outstanding shares of common stock of the Corporation prior to the Conversion shall represent Membership Units of the Company subsequent to the Conversion. Each share of common stock of the Corporation immediately prior to the Conversion shall evidence 1110 of a Membership Unit subsequent to the Conversion. The Company shall, on request and upon delivery to the Company of any certificates which formally represented shares of common stock of the Corporation, deliver to each Member a certificate indicating that such Member owns the number of Membership Units set out thereon. Every certificate must be signed by the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President and by the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company. If any certificate is lost, mutilated, stolen or destroyed, the Company shall issue a replacement certificate to the Member upon receipt of evidence satisfactory to the Company of such loss, mutilation, theft or destruction. and upon receiving such indemnification as the Company deems appropriate in the circumstances.

11. Allocations and Distributions. The Company’s profits and losses shall be allocated to the Member. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12. Assignment; Resignation. The Member may, from time to time, assign in whole or in part its limited liability company interest.

13. Liability of Member. To the fullest extent permitted by law, the Member shall not have any liability for the obligations or liabilities of the Company and shall be indemnified and held harmless by the Company for any claim asserted against the Member in connection with the activities of the Company.

14. Indemnification of Organizer. The Member hereby agrees to indemnify and hold harmless the person or persons who sign the Company’s Certificate of Formation, as filled with the Secretary of State of the State of Delaware (the “Organizer”) for all other acts taken by the

Organizer as organizer. The Member agrees to pay all costs and expense incurred by the Organizer in organizing the Company including any claims brought against the Organizer including any damages. court costs. attorneys fees and other costs related to the Organizer’s defense of any claim brought or judgment rendered against the Organizer for the Organizer’s actions as organizer.

15. Miscellaneous. This Agreement shall be governed by. and construed under. the laws of the State of Delaware. all rights and remedies being governed by said laws. This Agreement may be executed in one or more counterparts all of which taken together shall constitute one original.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the date first written above.

MAXIMA HOLDING COMPANY, INC.

By:	/s/ Authorized Signer
Name: Authorized Signer Title: Authorized Signer

Schedule I

Member	Units
Maxima Holding Company, Inc.	100